Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Humana Inc. Reports Financial Results for Second Quarter and First Half of 2004

--  Earnings per diluted share up 16% versus the prior year's quarter
--  Medical cost trend moderation in the quarter
--  Commercial enrollment expectations revised to reflect current competitive --  environment
--  Earnings guidance raised for 2004

LOUISVILLE, KY - July 26, 2004 - Humana Inc. (NYSE: HUM) today reported diluted earnings per common share of $0.50 for the quarter ended June 30, 2004 ("2Q04"), a 16 percent increase from $0.43 per diluted share earned in the quarter ended June 30, 2003 ("2Q03").

     "The benefit of Humana's diversification among multiple lines of business is evidenced in this quarter's record results," said Michael B. McCallister, Humana's president and chief executive officer. "The continued success we are experiencing with our traditional commercial and government products, combined with favorable results from and growing acceptance of our cutting-edge consumer strategy, are leading to record earnings for 2004."

     The increase in year-over-year consolidated results for 2Q04 was primarily driven by higher earnings in the company's Government segment. Medical cost trends were lower than previously anticipated.

      Operating results for 2Q04 for the Commercial segment were lower year over year by $6,845,000, including expenses of $6,128,000 primarily related to severance costs. The year-over-year change also includes the planned offsetting effects of a higher medical expense ratio, and a lower selling, general, and administrative expense ratio.

     Operating results for 2Q04 for the Government segment increased year over year by $25,008,000 primarily due to higher TRICARE revenues, higher Medicare membership, and lower medical cost trends in both Medicare and TRICARE.

Consolidated Highlights for 2Q04

  Consolidated revenues totaled $3,431,478,000, compared to $3,029,958,000 in 2Q03, a 13 percent increase.
  Medical membership as of June 30, 2004 totaled 6,881,600, an increase of 4 percent over the 6,640,900 medical members as of June 30, 2003. This increase included approximately 185,700 members added through the acquisition of Ochsner Health Plan of Louisiana ("Ochsner Health Plan") on April 1, 2004.
  The medical expense ratio (medical expenses as a percent of premiums) of 84.4 percent increased 50 basis points compared to the 2Q03 medical expense ratio of 83.9 percent.
  The selling, general and administrative ("SG&A") expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) of 14.4 percent decreased by 60 basis points from the 2Q03 SG&A expense ratio of 15.0 percent.
  Consolidated pretax income of $122,353,000 increased $18,163,000, or 17 percent compared to 2Q03.
  Pretax margin of 3.6 percent increased 20 basis points from the 3.4 percent pretax margin in 2Q03.
  Net income of $80,753,000 increased 17 percent from net income of $69,276,000 in 2Q03.
  Results for 2Q04 included $0.07 per diluted share gain on the sale of a venture capital investment and expenses of $0.03 per diluted share primarily for severance costs in connection with corporate rightsizing.
  Results for 2Q03 included $0.06 per diluted share gain on the sale of a venture capital investment.

Consolidated Highlights for the six months ended June 30, 2004 ("1H04")

  Consolidated revenues totaled $6,718,427,000, compared to $5,961,674,000 in the six months ended June 30, 2003 ("1H03"), a 13 percent increase.
  The medical expense ratio of 84.4 percent increased 70 basis points compared to the 1H03 medical expense ratio of 83.7 percent.
  The SG&A expense ratio for 1H04 of 14.4 percent decreased by 110 basis points from 1H03 SG&A expense ratio of 15.5 percent.
  Consolidated pretax income of $225,126,000 increased $73,534,000, or 49 percent compared to 1H03.
  The pretax margin of 3.4 percent increased 90 basis points compared to that for 1H03 of 2.5 percent.
  Net income of $148,583,000 increased 48 percent for 1H04 versus $100,506,000 in 1H03.
  Diluted earnings per common share of $0.91 increased 47 percent compared to $0.62 for 1H03.
  Results for 1H04 included $0.07 per diluted share gain on the sale of a venture capital investment and expenses of $0.03 per diluted share primarily for severance costs.
  Results for 1H03 included the write-down of building and equipment of $0.07 per diluted share, gain on the sale of a venture capital investment of $0.06 per diluted share, and software abandonment charges of $0.05 per diluted share. The net impact of these items reduced diluted earnings per common share by $0.05.

Commercial Segment

Humana's Commercial Segment consists of members enrolled in products marketed to employer groups and individuals. This segment includes three lines of business: fully insured medical, administrative services only, and specialty.

Commercial Segment Highlights for 2Q04

  Premiums and administrative services fees rose 10 percent to $1,827,666,000 compared to $1,660,910,000 in 2Q03.
  Medical membership was 3,404,400 as of June 30, 2004, an increase of 383,700 members, or 13 percent from June 30, 2003. The acquisition of Ochsner Health Plan added approximately 152,600 commercial members on April 1, 2004.
  Per member premiums for the fully insured medical business, net of benefit changes, increased in the range of 6 to 8 percent compared to 2Q03.
  The medical expense ratio of 84.6 percent increased 160 basis points from 2Q03.
  The SG&A expense ratio of 16.2 percent declined 60 basis points from 2Q03.
  Pretax income of $36,912,000 compares to $43,757,000 in 2Q03.
  Pretax margin of 2.0 percent was 60 basis points lower than that for 2Q03.
  Pretax income for 2Q04 included $13,000,000 from gain on the sale of a venture capital investment and expenses of $6,128,000 primarily for severance costs.
  Pretax income for 2Q03 included $12,423,000 from gain on the sale of a venture capital investment.

Commercial Segment Highlights for 1H04

  Premiums and administrative services fees rose 8 percent to $3,572,453,000 compared to $3,306,056,000 in 1H03.
  Medical membership increased year to date by 339,200 members, or 11 percent.
  The medical expense ratio of 84.1 percent compares to 82.2 percent for 1H03.
  The SG&A expense ratio of 16.3 percent compares to 16.9 percent for 1H03.
  Pretax income of $75,998,000 decreased by $4,998,000 compared to 1H03.
  Pretax margin for the segment of 2.1 percent declined by 30 basis points compared to the same period in the prior year.
  Pretax income for 1H04 included $13,000,000 from gain on the sale of a venture capital investment, expenses of $6,128,000 primarily for severance costs, and the negative impact of an additional day of medical claims expense due to the leap year.
  Pretax income for 1H03 included the write-down of building and equipment of $4,325,000, $12,423,000 gain on the sale of a venture capital investment, and software abandonment charges of $13,527,000.

Government Segment

Humana's Government Segment consists of members enrolled in government-sponsored programs. This segment includes three lines of business: MedicareAdvantage, TRICARE, and Medicaid.

Government Segment Highlights for 2Q04

  Premiums and administrative services fees totaled $1,557,392,000, 18 percent higher than 2Q03 premiums and administrative services fees of $1,324,163,000.
  MedicareAdvantage membership totaled 367,900 at June 30, 2004, an increase of 43,700 members from June 30, 2003, or 13 percent, including approximately 33,100 MedicareAdvantage members added through the acquisition of Ochsner Health Plan on April 1, 2004.
  MedicareAdvantage per member premiums, net of benefit changes, increased in the range of 8.5 to 10.5 percent compared to 2Q03.
  TRICARE membership totaled 2,642,900 at June 30, 2004 versus 2,803,300 at June 30, 2003. On June 1, 2004, approximately 271,200 members transitioned to new administrators as part of the scheduled transition to new Department of Defense contracts for the TRICARE program.
  TRICARE premium revenues and administrative services fees increased by 14 percent versus 2Q03.
  Medicaid membership of 466,400 at June 30, 2004 decreased by 5 percent from June 30, 2003. Effective July 1, 2004, Humana renewed its Medicaid contract with the Health Insurance Administration in Puerto Rico. This contract accounts for approximately 83 percent of the company's Medicaid membership.
  Medicaid per member premiums, net of benefit changes, increased in the range of 13 to 15 percent versus 2Q03.
  The segment's medical expense ratio of 84.2 percent declined by 90 basis points from 2Q03.
  The segment's SG&A expense ratio of 12.3 percent declined by 40 basis points from 2Q03.
  Pretax income of $85,441,000 compares to 2Q03 pretax income of $60,433,000.
  Pretax margin increased to 5.5 percent from 4.5 percent in 2Q03, a 100 basis point increase.
  Pretax income for 2Q04 included $3,000,000 from gain on the sale of a venture capital investment and expenses of $1,532,000 primarily for severance costs.
  Pretax income for 2Q03 included $2,777,000 from gain on the sale of a venture capital investment.

Government Segment Highlights for 1H04

  Premiums and administrative services fees totaled $3,070,023,000, 19 percent higher than the related 1H03 premiums and administrative services fees of $2,583,102,000.
  Medical membership decreased year to date by 227,200 members, or 6 percent, driven by the scheduled transition of TRICARE membership.
  The medical expense ratio of 84.8 percent compares to 85.6 percent in 1H03.
  The SG&A expense ratio of 12.2 percent compares to 13.7 percent for 1H03.
  Pretax income of $149,128,000 increased by $78,532,000 compared to 1H03.
  Pretax margin of 4.8 percent increased by 210 basis points during 1H04 compared to the same period in the prior year.
  Pretax income for 1H04 included a gain on the sale of a venture capital investment of $3,000,000, expenses of $1,532,000 primarily for severance costs, and the negative impact of an additional day of medical claims expense due to the leap year.
  Pretax income for 1H03 included the write-down of building and equipment of $12,908,000 and gain on the sale of a venture capital investment of $2,777,000.

Cash Flows from Operations

  Cash flows provided by operations for 2Q04 of $63,504,000 compares to cash flows provided by operations of $161,496,000 in 2Q03. The decline in cash flows year-over-year of $97,992,000 results from the timing of the collection of TRICARE bid price adjustment receivables.
  Cash flows provided by operations for 1H04 of $24,855,000 compares to cash flows provided by operations for 1H03 of $53,266,000.

Non-GAAP Financial Measures - Cash Flows from Operations

  The fixed monthly MedicareAdvantage premium payment from the Centers for Medicare and Medicaid Services ("CMS") is due to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment on the last business day of the prior month, often resulting in a significant impact on cash flows from operations.
  Management believes the difference in timing of this cash event between periods may be so significant as to distort a particular period's trend in operating cash flows. Management believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the relevance of a factor to normal operating results. In some cases, large factors or events may obscure short-term patterns and long-term trends. When reviewing and analyzing our cash flow position, management apportions the CMS premium payment in each month. To do otherwise would distort a meaningful analysis of our cash flow. Decisions such as management's forecast or business plans regarding cash flow, therefore, use this non-GAAP financial measure.
  The following is a reconciliation of the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States, or GAAP, to certain non-GAAP financial measures used by the company for 2Q04, 2Q03, 1H04 and 1H03.

(in thousands)	2Q04	2Q03	1H04	1H03

GAAP cash flows provided by
Operations	$63,504	$161,496	$24,855	$53,266
Timing of premium payment Receipt from CMS	-	-	211,899	205,755
Non-GAAP cash flows Provided by operations	$63,504	$161,496	$236,754	$259,021
  The year-over-year decline in non-GAAP cash flows from operations both in the second quarter and the first half of the year relates to the timing of the collection of TRICARE bid price adjustment receivables. Amounts similar to those collected in 2Q03 are anticipated to be collected in the third quarter of 2004, in lieu of 2Q04.

Share Repurchase Program

  In July 2003, the company announced that its Board of Directors authorized the use of up to $100 million for the repurchase of its common shares, exclusive of shares repurchased in connection with employee stock plans.
  During 2Q04, the company acquired 2,167,500 of its common shares for an aggregate price of $36,129,000, or an average cost of $16.67 per share.
  During 1H04, the company acquired 2,853,500 of its common shares for an aggregate price of $50,098,000, or an average cost of $17.56 per share.
  As of July 23, 2004 the company had approximately $46,311,000 remaining on its outstanding repurchase authorization.

Guidance

The company offers the GAAP guidance detailed below for the investor community. This guidance includes the company's Ochsner Health Plan acquisition which closed April 1, 2004.

For the Quarter Ending September 30, 2004 ("3Q04")

  Diluted earnings per common share of $0.43 to $0.44 (includes expenses of $0.02 per share for accelerated depreciation associated with planned software abandonment)
  TRICARE membership of approximately 1.7 million during the quarter as the membership level temporarily declines during the transition to the new Department of Defense contracts for this program

For the Year Ending December 31, 2004

Consolidated Earnings Guidance Points
  Diluted earnings per common share of between $1.63 and $1.67 (includes net earnings of $0.04 per share in unusual items recorded during 2Q04, as described above, plus expenses of $0.04 per share for accelerated depreciation associated with planned software abandonment to be recorded in the second half of 2004)
  Revenues of approximately $13 billion
  Effective tax rate of approximately 34 percent
  Cash flows provided by operations of $475 million to $525 million
  Capital expenditures of approximately $100 million to $110 million

Commercial Segment Earnings Guidance Points
  Medical membership of between 3,300,000 and 3,350,000 by year end (fully insured and ASO combined)
  Fully insured medical premiums, net of benefit changes, increasing in the range of 6.5 to 8.5 percent on a per member basis
  Fully insured medical costs increasing in the range of 7 to 9 percent on a per member basis
  SG&A expense ratio of between 16 and 17 percent
  Pretax income of approximately $140 million

Government Segment Earnings Guidance Points
  MedicareAdvantage membership of between 370,000 and 390,000 by year end
  MedicareAdvantage premiums, net of benefit changes, increasing in the range of 9 to 11 percent on a per member basis
  MedicareAdvantage medical costs increasing in the range of 9 to 11 percent on a per member basis
  TRICARE membership of approximately 2.75 million by year end, with membership increasing by approximately 1 million members on November 1, 2004
  TRICARE premiums and administrative services fees of approximately $2 billion
  Pretax margin for the company's TRICARE business of approximately 2 to 3 percent given the impact of heightened military activity upon the new contracts in the latter half of 2004
  SG&A expense ratio of between 11 and 12 percent

For the Year Ending December 31, 2005

  Diluted earnings per common share growth of approximately 15 percent as compared to 2004

Conference Call

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and earnings guidance.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at "http://www.humana.com". The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at "http://www.humana.com", approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www.humana.com approximately two hours after the live call.

Cautionary Statement

     This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2003;
  Form 10-Q for the quarter ended March 31, 2004.

About Humana

     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 5.8 million medical members located primarily in 15 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences);
  Corporate Governance Information.

Humana Inc.
In thousands

	June 30,			Percent
Ending Medical Membership	2004		2003	Difference	Change

Commercial:
Fully insured	2,407.7	(a)	2,350.4	57.3	2.4
ASO	996.7		670.3	326.4	48.7
Total Commercial	3,404.4		3,020.7	383.7	12.7

Government:
MedicareAdvantage	367.9	(a)	324.2	43.7	13.5
Medicaid	466.4		492.7	(26.3)	(5.3)
TRICARE	1,856.9		1,750.8	106.1	6.1
TRICARE ASO	786.0		1,052.5	(266.5)	(25.3)
Total Government	3,477.2		3,620.2	(143.0)	(4.0)
Total ending medical membership	6,881.6		6,640.9	240.7	3.6

	June 30,				Percent
Ending Specialty Membership	2004		2003	Difference	Change

Commercial:
Dental-fully insured	791.7		745.7	46.0	6.2
Dental-ASO	407.9		365.1	42.8	11.7
Total Dental	1,199.6		1,110.8	88.8	8.0
Group life	474.4		510.5	(36.1)	(7.1)
Short-term disability	17.4		20.7	(3.3)	(15.9)
Total ending specialty membership	1,691.4		1,642.0	49.4	3.0

	Three months ended			Six months ended
	June 30,			June 30,
Premiums	2004		2003	2004	2003

Commercial:
Fully insured medical	$1,700,759		$1,551,619	$3,317,879	$3,088,572
Specialty	86,139		78,935	172,110	157,538
Total Commercial	1,786,898		1,630,554	3,489,989	3,246,110

Government:
MedicareAdvantage	774,604		630,432	1,480,922	1,266,274
Medicaid	125,798		116,005	246,577	237,235
TRICARE	616,412		536,414	1,265,405	1,006,735
Total Government	1,516,814		1,282,851	2,992,904	2,510,244
Total premiums	$3,303,712		$2,913,405	$6,482,893	$5,756,354

	Three months ended			Six months ended
	June 30,			June 30,
Administrative services fees	2004		2003	2004	2003

Commercial	$40,768		$30,356	$82,464	$59,946
Government	40,578		41,312	77,119	72,858
Total Administrative services fees	$81,346		$71,668	$159,583	$132,804

(a) The acquisition of Ochsner Health Plan Interests Inc. on April 1, 2004 added 152.6 thousand fully insured commercial medical members and 33.1 thousand MedicareAdvantage medical members.

Humana Inc.
Dollars in thousands, except per share results

	Three months ended		Six months ended
	June 30,		June 30,
Consolidated Statements of Income	2004 (a)	2003 (a)	2004 (a)	2003 (a)
Revenues:
Premiums	$3,303,712	$2,913,405	$6,482,893	$5,756,354
Administrative services fees	81,346	71,668	159,583	132,804
Investment income	43,863	43,228	71,317	69,045
Other income	2,557	1,657	4,634	3,471
Total revenues	3,431,478	3,029,958	6,718,427	5,961,674
Operating expenses:
Medical	2,789,740	2,444,977	5,473,256	4,816,411
Selling, general and administrative	486,895	448,537	956,524	912,815
Depreciation	24,272	25,550	48,195	66,286
Other intangible amortization	2,893	2,903	5,282	6,834
Total operating expenses	3,303,800	2,921,967	6,483,257	5,802,346
Income from operations	127,678	107,991	235,170	159,328
Interest expense	5,325	3,801	10,044	7,736
Income before income taxes	122,353	104,190	225,126	151,592
Provision for income taxes	41,600	34,914	76,543	51,086
Net income	$80,753	$69,276	$148,583	$100,506

Basic earnings per common share	$0.50	$0.44	$0.92	$0.64
Diluted earnings per common share	$0.50	$0.43	$0.91	$0.62

Shares used in computing basic earnings per common share (000's)	160,832	157,395	161,399	157,565
Shares used in computing diluted earnings per common share (000's)	162,353	161,149	163,355	160,982

Operating Results by Segment

Commercial pretax income	$36,912	$43,757	$75,998	$80,996
Government pretax income	85,441	60,433	149,128	70,596
Consolidated pretax income	$122,353	$104,190	$225,126	$151,592

Key Ratios

Medical expense ratio
Commercial	84.6%	83.0%	84.1%	82.2%
Government	84.2%	85.1%	84.8%	85.6%
Total	84.4%	83.9%	84.4%	83.7%

Selling, general, and administrative expense ratio
Commercial	16.2%	16.8%	16.3%	16.9%
Government	12.3%	12.7%	12.2%	13.7%
Total	14.4%	15.0%	14.4%	15.5%

(a) Refer to the Summary of Unusual Items and Charges of these statistical pages within this press release for detail of unusual items and charges included in these results of operations.
Humana Inc.
Dollars in thousands, except per share results
Summary of Unusual Items

	For the six months ended June 30, 2004

	Pretax Impact			Diluted
	Commercial	Government	Consolidated	EPS Impact

Investment income:
Gain on sale of venture capital investment	$ 13,000	$ 3,000	$ 16,000	$ 0.07

Selling, general, and administrative expense:
Severance and other costs	(6,128)	(1,532)	(7,660)	(0.03)

Total unusual items	$ 6,872	$ 1,468	$ 8,340	$ 0.04

Impact of unusual items on the SG&A expense ratio	0.17%	0.05%	0.12%

	For the six months ended June 30, 2003

	Pretax Impact			Diluted
	Commercial	Government	Consolidated	EPS Impact

Investment income:
Gain on sale of venture capital investment	$ 12,423	$ 2,777	$ 15,200	$ 0.06

Selling, general, and administrative expense:
Write-down of building and equipment	(4,325)	(12,908)	(17,233)	(0.07)

Depreciation:
Software abandonment expense	(13,527)	-	(13,527)	(0.05)

Total unusual items	$ (5,429)	$ (10,131)	$ (15,560)	$ (0.05)

Impact of unusual items on the SG&A expense ratio	0.13%	0.50%	0.29%

Humana Inc.
Dollars in thousands, except per share results

	June 30,	December 31,
Consolidated Balance Sheets	2004	2003
Assets
Current assets:
Cash and cash equivalents	$203,636	$931,404
Investment securities	2,322,282	1,676,642
Receivables, net:
Premiums	528,078	452,404
Administrative services fees	15,608	13,583
Other	334,319	247,298
Total current assets	3,403,923	3,321,331

Property and equipment, net	392,956	416,472

Other assets:
Long-term investment securities	323,667	319,167
Goodwill	813,399	776,874
Other	408,964	459,479
Total other assets	1,546,030	1,555,520
Total assets	$5,342,909	$5,293,323
Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,454,225	$1,272,156
Trade accounts payable and accrued expenses	499,978	440,340
Book overdraft	172,062	219,054
Unearned premium revenues	109,066	333,071
Total current liabilities	2,235,331	2,264,621
Long-term debt	623,677	642,638
Other long-term liabilities	570,518	550,115
Total liabilities	3,429,526	3,457,374
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
174,639,740 shares issued at June 30, 2004	29,106	28,984
Capital in excess of par value	987,495	974,975
Retained earnings	1,098,394	949,811
Accumulated other comprehensive income	(16,756)	16,909
Unearned stock compensation	(9)	(754)
Treasury stock, at cost, 14,906,751 shares at June 30, 2004	(184,847)	(133,976)
Total stockholders' equity	1,913,383	1,835,949
Total liabilities and stockholders' equity	$5,342,909	$5,293,323

Debt to total capitalization ratio	24.6%	25.9%

Humana Inc.
Dollars in thousands

	Three months ended		Six months ended
	June 30,		June 30,
Consolidated Statements of Cash Flows	2004	2003	2004	2003
Cash flows from operating activities
Net income	$80,753	$69,276	$148,583	$100,506
Adjustments to reconcile net income to net
cash provided by operating activities:
Building and equipment writedown	-	-	-	17,233
Depreciation and amortization	27,165	28,453	53,477	73,120
Provision for deferred income taxes	17,741	7,408	29,964	11,054
Changes in operating assets and liabilities, excluding
the effects of an acquisition:
Receivables	5,028	68,582	(15,518)	43,233
Other assets	(8,412)	20,232	(23,884)	40,240
Medical and other expenses payable	(13,622)	61,321	111,006	145,233
Other liabilities	(1,150)	(58,994)	(32,175)	(125,533)
Unearned revenues	(26,320)	(17,159)	(228,019)	(235,312)
Other	(17,679)	(17,623)	(18,579)	(16,508)
Net cash provided by operating activities	63,504	161,496	24,855	53,266

Cash flows from investing activities
Acquisition, net of cash and cash equivalents acquired	(67,329)	-	(68,735)	-
Purchases of property and equipment	(25,314)	(20,871)	(48,046)	(42,967)
Proceeds from sales of property and equipment	9,343	28	28,728	490
Purchases of investment securities	(749,924)	(716,035)	(2,241,196)	(2,261,276)
Proceeds from maturities of investment securities	99,342	188,003	346,187	384,926
Proceeds from sales of investment securities	529,956	576,928	1,316,824	1,897,174
Net cash (used in) provided by investing activities	(203,926)	28,053	(666,238)	(21,653)

Cash flows from financing activities
Change in book overdraft	(38,375)	(5,043)	(46,992)	(15,346)
Proceeds from swap exchange	-	31,556	-	31,556
Common stock repurchases	(35,966)	(203)	(48,802)	(21,020)
Proceeds from stock option exercises and other	752	6,431	9,409	6,782
Net cash (used in) provided by financing activities	(73,589)	32,741	(86,385)	1,972

(Decrease) increase in cash and cash equivalents	(214,011)	222,290	(727,768)	33,585
Cash and cash equivalents at beginning of period	417,647	532,652	931,404	721,357
Cash and cash equivalents at end of period	$203,636	$754,942	$203,636	$754,942

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

June 30, 2004
Capitated HMO
hospital system based A	4.2%	-	2.9%	10.5%	3.6%	-	-	1.6%	2.3%
Capitated HMO
physician group based A	2.9%	-	2.1%	1.2%	42.8%	-	-	5.9%	4.0%
Risk-sharing B	3.3%	-	2.3%	56.7%	47.7%	-	-	12.4%	7.4%
All other membership	89.6%	100.0%	92.7%	31.6%	5.9%	100.0%	100.0%	80.1%	86.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2003
Capitated HMO
hospital system based A	6.2%	-	4.8%	12.5%	2.6%	-	-	1.5%	3.0%
Capitated HMO
physician group based A	3.1%	-	2.4%	1.9%	57.5%	-	-	8.0%	5.5%
Risk-sharing B	2.9%	-	2.2%	48.1%	33.8%	-	-	8.9%	5.9%
All other membership	87.8%	100.0%	90.6%	37.5%	6.1%	100.0%	100.0%	81.6%	85.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Six	For the Twelve
	Months Ended	Months Ended
	June 30, 2004	December 31, 2003
Balances at January 1	$1,272,156	$1,142,131

Acquisition	71,063	-

Incurred related to:
Current year	5,561,540	9,955,491
Prior years - non-TRICARE (1)	(67,026)	(33,432)
Prior years - TRICARE (2)	(21,258)	(42,638)
Total incurred	5,473,256	9,879,421

Paid related to:
Current year	(4,312,773)	(8,710,393)
Prior years	(1,049,477)	(1,039,003)
Total paid	(5,362,250)	(9,749,396)

Balances at end of period	$1,454,225	$1,272,156

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1)   The $33.6 million increase in non-TRICARE favorable development from $33.4 million to $67.0 million related primarily to better than expected utilization in the latter half of 2003 for our Medicare line of business.

(2)   Changes in estimates of TRICARE incurred claims for prior years recognized during 2003 and 2004 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
				June 30,	December 31,
				2004	2003
A IBNR and other medical expenses payable				$946,942	$767,712
B TRICARE IBNR				280,372	267,146
C TRICARE other medical expenses payable				14,502	37,849
D Unprocessed claim inventories				98,100	109,700
E Processed claim inventories				71,924	74,262
F Payable to pharmacy benefit administrator				42,385	15,487
Total medical and other expenses payable				$1,454,225	$1,272,156

A IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B TRICARE IBNR has increased primarily due to an increase in claim inventories at our third party claim administrator.

C TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:

Due to increasing electronic connectivity and other efficiencies gained by our providers with regards to the claim submission process, the average length of time between when a claim was initially incurred and when the claim form was received has generally shortened over the past several years. Below is a summary:

	Average # of Days from Incurred Date to Receipt Date (1)
	2004	2003	Change	% Change
1st Quarter Average	17.4	17.1	0.3	1.8%
2nd Quarter Average	16.7	16.7	0.0	0.0%
3rd Quarter Average	-	16.6	N/A	N/A
4th Quarter Average	-	16.6	N/A	N/A
Full Year Average	17.1	16.7	0.4	2.4%

(1) Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand

06/30/2002	$110,300	513,100	4.8
09/30/2002	$108,800	496,200	4.8
12/31/2002	$92,300	424,200	4.5
03/31/2003	$99,000	421,700	4.4
06/30/2003	$92,100	446,600	4.7
09/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
03/31/2004	$94,800	400,900	3.9
06/30/2004	$98,100	387,000	3.7

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
06/30/2002	46.8	(3.1)	-6.2%	55.3	(4.7)	-7.8%
09/30/2002	46.6	(2.5)	-5.1%	55.3	(3.9)	-6.6%
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
03/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
06/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
09/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
03/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
06/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2004	2003
4th quarter-prior year				46.2	45.2
Impact of change in claim receipt cycle time				0.2	(0.5)
Impact of change in unprocessed claim inventories				(0.5)	0.6
Impact of change in processed claim inventories				0.0	(1.1)
Impact of changing TRICARE reserve balances				(0.3)	2.0
Impact of change in pharmacy payment cutoff				0.9	(1.0)
All other				0.9	1.0
Year to date-current year				47.4	46.2